ADDENDUM TO AGENCY AGREEMENT

     The Agency Agreement, made the 28th day of February, 1997, between AUL American Series Fund, Inc. (the "Fund"), a Maryland corporation, and The Bank of New York (the "Bank"), a banking association with its principal place of business in New York, New York (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement, which is made this ____ day of ________________, 1997.

                                   WITNESSETH:
     WHEREAS, pursuant to the Agreement, the Fund has appointed the Bank as Bookkeeping Agent, Transfer Agent, and Dividend Disbursing Agent and the Bank has accepted such appointment; and

     WHEREAS, the Fund currently consists of five separate portfolios designated as AUL American Equity Portfolio, the AUL American Bond Portfolio, the AUL American Money Market Portfolio, the AUL American Managed Portfolio, and the AUL American Tactical Asset Allocation Portfolio (each a "Portfolio"); and

     WHEREAS, the Fund intends to establish three additional Portfolios to be designated as the AUL American Conservative Investor Portfolio (the"Conservative Investor Portfolio"), the AUL American Moderate Investor Portfolio (the
"Moderate  Investor  Portfolio"),  and  the  AUL  American  Aggressive  Investor
Portfolio (the "Aggressive Investor Portfolio"); hereinafter collectively referred to as the "LifeStyle Portfolios" and
     WHEREAS, the Fund desires to appoint the Bank as Bookkeeping Agent, Transfer Agent, and Dividend Disbursing Agent for the LifeStyle Portfolios on the terms set forth in the Agreement and in this Addendum to the Agreement; and

     WHEREAS, the Bank is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1. In addition to its responsibilities as specified in the Agreement, the Fund hereby employs and appoints the Bank as Bookkeeping Agent, Transfer Agent, and Dividend Disbursing Agent with respect to the LifeStyle Portfolios which, in addition to all other Portfolios previously established by the Fund, shall be deemed Portfolios under the Agreement as provided for in the Agreement, subject to the terms and conditions as specified in the Agreement and this Addendum, including the compensation provisions in paragraph fifteen (15) ("Fees and Charges") of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

On Behalf of AUL AMERICAN SERIES FUND, INC.


By: ___________________________________      _________________________________
ATTEST: Richard A. Wacker, Secretary to      James W. Murphy, Chairman of the
the Board of Directors                       Board of Directors and President



On Behalf of THE BANK OF NEW YORK



By: ________________________________        Attest:____________________________
Name:                                       Name:
Title:                                      Title: